Investor Contact:	Media Contact:
Raj Mehan	Jeanine Holquist
Investor Relations	Public Relations
(616) 698-4734	(616) 698-3765

TO BUSINESS EDITOR:

Steelcase Updates Third Quarter Outlook

Announces Additional Cost Reductions

GRAND RAPIDS, Mich., Dec. 4 /PRNewswire-FirstCall/ -- Steelcase Inc. (NYSE: SCS) today updated its third quarter fiscal 2009 revenue and earnings outlook and announced actions to further reduce fixed and operating costs by an estimated $40 million annually.

The overall global economic slowdown and factors contributing to the turmoil in the capital markets are influencing the current demand for office furniture. Order patterns in many of the company's domestic and international markets have softened more than expected over the quarter, compared to a relatively strong period last year. In addition, certain foreign currencies have weakened relative to the U.S. dollar and relative to the company's previous expectation. As a result, the company currently expects third quarter fiscal 2009 revenue to approximate $805 million, compared to its previous estimate of $840 to $875 million.

Net income for the third quarter has also been significantly impacted by a decline in the cash surrender value of company-owned life insurance (COLI) policies. The company's investments in COLI are intended as a funding source for long-term employee benefit plan obligations. Changes in equity values and market interest rates can cause fluctuations in the valuation of these investments. As a result of the significant overall declines in the equity markets during the company's third quarter, the cash surrender value of these policies decreased by $27.5 million from the end of the second quarter, compared to a modest increase contemplated in the company's previous earnings guidance. Increases and decreases in the cash surrender value of COLI are exempt from income taxes, and the reductions had no impact on the company's cash flows.

"The investment strategy underlying our company-owned life insurance policies remains long-term oriented, consistent with our employee benefit plan obligations," said David C. Sylvester, vice president and CFO. "Accordingly, a portion of the underlying assets remain invested in the equity markets and continue to fluctuate in value consistent with the overall stock markets."

Given the lower than expected volume and significant COLI impacts, the company expects to report a modest net loss, including approximately $4 million of after-tax restructuring costs for the third quarter of fiscal 2009 compared to its previous earnings estimate of $0.16 to $0.21 per share, which included approximately $6 million of after-tax restructuring costs.

In March 2008, the company announced the acceleration of various strategic actions, which were aimed at further modernizing its industrial system, improving the profitability at PolyVision and rebalancing the company's workforce to better align with growth opportunities around the world. The company continues to expect these activities to begin generating approximately $40 million of annualized pre-tax savings by the end of fiscal 2009. In addition to these actions, the company has been reducing temporary workers and recently issued WARN Act notices to approximately 300 manufacturing employees in North America indicating the potential for a lay-off beginning in January. The company announced today that it expects to consolidate additional manufacturing and distribution facilities in North America and further reduce its white collar workforce and other operating costs globally. These actions, which are expected to result in approximately $25 million of pre-tax restructuring costs over the next six months, are estimated to generate annualized pre-tax savings of $40 million once completed.

Cash, equivalents and short-term investment balances increased significantly during the quarter, to approximately $210 million as of November 28, 2008. Debt levels remained consistent with recent quarters and the company's liquidity access has not been affected by the turmoil in the capital markets.

"Although the global economic environment remains highly uncertain, the improvements we have been making to our business and the strength of our balance sheet will continue to serve us well," said James P. Hackett, president and CEO. "Our cash position and access to liquidity should allow us to weather the current economic environment while maintaining focus on our growth initiatives which will continue to strengthen and diversify our revenue base."

Webcast
Steelcase Inc. (NYSE: SCS) will webcast a discussion of its third quarter fiscal year 2009 financial results on Monday, December 22, 2008 at 11:00 a.m. EST. The news release detailing third quarter results will be issued the same day before the market opens. Links to the webcast and supporting presentation slides will be available at www.steelcase.com/ir on the day of the news release. A replay of the webcast will be available shortly after the call concludes. Please go to the Investor Relations section of the web site for further information.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE: SCS) serves customers through a network of over 600 independent dealers and approximately 13,500 employees worldwide. Fiscal 2008 revenue was $3.4 billion. Learn more at www.steelcase.com.

Company-owned life insurance
Type	Ability to Choose Investments	Net Return	Target Investment Allocation at November 28, 2008	Value at November 28, 2008 ($ million)	Value at August 29, 2008 ($ million)
Whole Life Insurance Policies	No	A set dividend rate periodically adjusted by insurance companies	Not Applicable	$109.2	$107.9
Variable Life Insurance Policies	Can allocate across a set of choices provided by the insurance companies	Fluctuates depending on changes in market interest rates and equity values	25% Fixed Income 75% Equity	$74.9	$103.7
			TOTAL	$184.1	$211.6

Net changes in market valuation are reflected in cost of sales and operating expenses consistent with the allocation of long-term employee benefit obligations. Approximately 60% of the market valuation change is recorded in cost of sales; 40% is recorded in operating expenses.